(d)(4)(i)

APPENDIX A

to

INVESTMENT SUB-ADVISORY AGREEMENT

between

DIRECTED SERVICES LLC

and

BAMCO, INC.

Portfolio	Annual Subadviser Fee
(as a percentage of average daily net assets)

ING Baron Growth Portfolio	0.60%